Exhibit 99.1

PRESS RELEASE

Playlogic receives worldwide publishing license from Microsoft for Xbox360and Games for Windows

Amsterdam / New York, October 15th, 2008 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced that it has been granted the worldwide Licensed Publisher Agreement for the Xbox 360® video game and entertainment system from Microsoft®.  The worldwide Licensed Publisher Agreement is effective immediately.  Playlogic has been a worldwide Licensed Publisher for the Xbox® since 2004.

Playlogic also received the official Games for Windows® license for its future PC releases.

Playlogic EVP, Rogier W. Smit commented: "The Xbox 360 is a wonderful platform with an ever increasing installed base and the highest game tie-in ratio of all current consoles. The broadening consumer profile and loyalty of the existing user base provide a great opportunity for Playlogic to publish our established IP as well as new experiences.”

Playlogic has several titles currently in development for the Xbox 360® including Fairy Tale Fights© which was recently announced at the Leipzig Game Convention and well received by the international game press.

Xbox, Xbox 360 and Xbox LIVE are trademarks of the Microsoft group of companies.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 80 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands . Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles, on several platforms, during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
Corporate IR/PR Officer
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com